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                                                                     EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Harry's Farmers Market, Inc.

We have issued our reports dated April 2, 1997 accompanying the consolidated financial statements and schedules included in the Annual Report on Harry's Farmers Market, Inc. on Form 10-K for the year ended January 29, 1997. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Harry's Farmers Market, Inc. on Forms S-8 (File No. 33-74348, effective January 21, 1994, File No. 33-81118, effective July 1, 1994, File No. 33-81120, effective July 1, 1994, File No. 33-91924 effective May 4, 1995 and File No. 333-10403, effective August 19, 1996).

                                       GRANT THORNTON L.L.P.

Atlanta, Georgia
April 28, 1997